Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2024

Fort Myers, FL, December 2, 2024 - Alico, Inc. (“Alico” or the “Company,” “we,” “us” or
“our”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2024, the highlights of which are as follows:

•The Company reports net income attributable to Alico, Inc. common stockholders of $7.0 million and EBITDA of $29.7 million for the fiscal year ended September 30, 2024. After adjusting for certain non-recurring items, the Company reports Adjusted EBITDA of $(3.8) million for the year ended September 30, 2024.

•Land sales continued during the 2024 fiscal year, with the Company selling approximately 18,354 acres for approximately $86.2 million in gross proceeds.

•The Company had approximately $86.6 million of undrawn credit available under its revolving line of credit (the “RLOC”) as of September 30, 2024.

•On September 17, 2024, Alico amended its Credit Agreement with Metropolitan Life Insurance Company ("MetLife"), which, among other things (i) increased the borrowing capacity under the RLOC from $25 million to $95 million and (ii) extended the maturity date of the RLOC to May 1, 2034. This amendment replaced the Company’s $70 million working capital line of credit with Rabo Agrifinance, Inc., which was due to mature on November 1, 2025.

•The Company's initial estimates of production for the 2024-2025 harvest season were lower than anticipated and as a result, an inventory impairment charge of $19.5 million was recognized in the fourth quarter of the year ended September 30, 2024.

•The Company maintains a strong balance sheet with a working capital ratio of 3.81 to 1.00, and has maintained its debt to total assets ratio at 0.23 to 1.00 for the 2024 fiscal year, as compared to 0.30 to 1.00 for the 2023 fiscal year.

Results of Operations

(in thousands, except for per share amounts and percentages)
	Three Months Ended September 30,			Fiscal Years Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Revenue	$935	$680	37.5%	$46,643	$39,846	17.1%
Net (loss) income attributable to Alico, Inc. common stockholders	(18,124)	$940	NM	$6,973	$1,835	280.0%
(Loss) earnings per diluted common share	(2.38)	$0.12	NM	$0.91	$0.24	279.2%
EBITDA (1)	$(18,953)	$6,530	(390.2)%	$29,733	$23,034	29.1%
Adjusted EBITDA (1)	$615	$(3,532)	117.4%	$(3,800)	$(16,055)	76.3%
Net cash used in operating activities	(11,777)	$(5,636)	(109.0)%	$(30,497)	$(6,254)	(387.6)%

	September 30, 2024	September 30, 2023	$ Change		September 30, 2024	September 30, 2023
Balance Sheet Items
Cash and cash equivalents	$3,150	$1,062	$2,088	Working Capital Ratio	3.81 to 1	3.90 to 1
Current portion of long-term debt	$1,410	$2,566	$(1,156)	Debt to total assets ratio	0.23 to 1	0.30 to 1
Long-term debt, net	$82,313	$101,410	$(19,097)	Net Debt (1)	$88,967	$127,636
Lines of credit	$8,394	$24,722	$(16,328)
Total Alico stockholders’ equity	$251,159	$244,991	$6,168

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM = Not meaningful

For the fiscal year ended September 30, 2024, the Company reported net income attributable to Alico common stockholders of $7.0 million, compared to net income attributable to Alico common stockholders of $1.8 million for the fiscal year ended September 30, 2023. The increase in net income is principally attributable to a gain of $81.4 million for the sale of land in the current year as compared to a gain of $11.4 million in the prior year, partially offset by an inventory impairment charge of $19.5 million in the fourth quarter of the fiscal year ended September 30, 2024 related to our 2024-2025 estimated harvest. In addition, our net income for the fiscal year ended September 30, 2023 was positively impacted by inventory adjustments recorded at September 30, 2022, as a result of the impact of Hurricane Ian, which effectively lowered the inventory to be expensed in the fiscal year ended September 30, 2023, as well as $27.4 million in crop insurance proceeds, $0.8 million in property and casualty insurance reimbursements for Hurricane Ian, and $1.3 million in proceeds from federal relief proceeds received under the Florida Citrus Recovery Block Grant program in the fiscal year ended September 30, 2023. For the fiscal year ended September 30, 2024, the Company had earnings of $0.91 per diluted common share, compared to earnings of $0.24 per diluted common share for the fiscal year ended September 30, 2023.

When both periods are adjusted for certain items, including gains on sale of real estate, federal relief proceeds from the 2017 Hurricane Irma and 2022 Hurricane Ian insurance proceeds and net realizable value adjustments, the Company had an Adjusted EBITDA loss for the fiscal years ended September 30, 2024 and 2023 of $(3.8) million and $(16.1) million, respectively.

The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year. Consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters. However, due to the timing of the 2023-2024 harvest, more of the citrus crop was harvested in the first and second quarters of the 2024 fiscal year. Furthermore, the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

Alico Citrus Division Results
Citrus production for the fiscal years ended September 30, 2024 and 2023 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Fiscal Years Ended September 30,		Change
	2024	2023	Unit	%
Boxes Harvested:
Early and Mid-Season	1,194	979	215	22.0%
Valencias	1,855	1,669	186	11.1%
Total Processed	3,049	2,648	401	15.1%
Fresh Fruit	35	41	(6)	(14.6)%
Total	3,084	2,689	395	14.7%
Pound Solids Produced:
Early and Mid-Season	5,364	4,586	778	17.0%
Valencias	9,365	8,702	663	7.6%
Total	14,729	13,288	1,441	10.8%
Pound Solids per Box:
Early and Mid-Season	4.49	4.68	(0.19)	(4.0)%
Valencias	5.05	5.21	(0.16)	(3.1)%
Price per Pound Solids:
Early and Mid-Season	$2.71	$2.61	$0.10	3.8%
Valencias	$2.88	$2.75	$0.13	4.7%
For the fiscal year ended September 30, 2024, Alico Citrus harvested 3.1 million boxes of fruit, an increase of 14.7% from the prior year. This rate of increase in harvested production was slightly better than the USDA citrus report for the industry. The USDA reported a 13.5% increase in the total orange crop for the 2023-2024 harvest season, as compared to the prior year. The Company also benefited by its average realized price per pound solids rising from $2.70 per pound solids in the prior fiscal year to $2.81 per pound solids in fiscal year 2024, because of more favorable pricing in one of our contracts with Tropicana. The Company anticipates higher pricing in the upcoming 2024-2025 harvest season than the prior year because of a new citrus supply contract with Tropicana, which was signed in May 2024.

Land Management and Other Operations Division Results
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Gross profit for the Land Management and Other Operations Division decreased for the fiscal year ended September 30, 2024, by $0.1 million, compared to the prior year, primarily due to a decrease in hunting and grazing lease revenue due to the sales of portions of the Alico Ranch, which resulted in the reduction of land covered under our hunting and grazing lease contracts.

Management Comment
John Kiernan, President and Chief Executive Officer, commented:

To begin, I want to recognize that Alico has over 125 years of experience as a leader in Florida agriculture and land management. We have repeatedly stated that Alico seeks to provide our investors with the benefits and stability of a conventional agriculture investment, with the optionality that comes with active land management. We own approximately 53,371 acres of land across eight counties in Florida, as well as approximately 48,700 acres of oil, gas and mineral rights in the state.

Since 2022, Alico has continued to face challenges in recovering from the aftermath of Hurricane Ian. More than half of our crops dropped before harvesting in fiscal years 2023 and fiscal year 2024 fruit production did not return to pre-Ian levels. These lower levels of production remain a concern to management as we begin to harvest the 2024-2025 crops, and the Company is evaluating our performance daily.

We are unable to forecast the size of the 2024-2025 crops at this time, and cannot provide any financial forecast for this fiscal year until we have greater visibility about our expected revenues. However, Alico is committed to focusing on operating income potential, protecting our balance sheet and preserving our capital to ensure that we have adequate financial resources to invest in the business so that Alico can continue to provide competitive returns for our stockholders.

Lower production for Early and Mid-Season and Valencia harvests this season resulted in lower levels of pounds solid being produced, which required the Company to write-down $28.5 million of total inventory related to our 2023-2024 harvest and $19.5 million of total inventory related to our 2024-2025 harvest.

On October 9, 2024, Hurricane Milton impacted most of our citrus groves with sustained hurricane or tropical storm force winds for varying durations of time. The Company believes that our groves sustained minimal tree damage; however, there was measurable fruit drop from trees in our northern groves, particularly in Polk and Hardee Counties. At this time, it is not possible to reliably estimate the amount of additional fruit drop, if any, that may occur as a result of Hurricane Milton.

As Alico reported previously, the Company entered into a new three-year Orange Purchase Agreement to sell oranges to Tropicana at prices that are approximately 33% to 50% higher, over the life of the contract, than the average price for all the citrus fruit sold to Tropicana last season. In addition, in 2024 we treated nearly all of our producing trees with an oxytetracycline or (“OTC”) injection to combat citrus greening, approximately 35% of which have now been treated for a second time. Our decisions to treat our trees with OTC were supported by scientific research which indicated that the benefits of OTC trunk injections include a decrease in fruit drop, improved fruit quality and mitigating some of the impacts from citrus greening. We have and will continue to apply to the Florida Citrus Research and Field Trial Foundation for grant monies to offset the costs of these OTC injections. In January of 2024, we received grants that covered substantially all of the OTC-application costs incurred in fiscal year 2023 and to date we have received approximately 35% of the money spent during fiscal year 2024. We have applications pending that would cover the rest of our fiscal year 2024 treatment costs.

Despite the recent challenges in our citrus operations, we remain optimistic about the future success of Alico. In December 2023, we completed our sale of 17,229 acres of the Alico Ranch to the State of Florida for $77.6 million in gross proceeds, which we used to repay all of our outstanding borrowings under our line of credit and $19.1 million Met Life Variable-Rate Term debt, thereby strengthening our balance sheet and reducing our required principal payments through fiscal year 2029 to less than $1.5 million per year.

In addition, in September 2024 we amended our Credit Agreement with MetLife which increases our financial flexibility by extending the maturity of our RLOC until May 1, 2034 and demonstrates the continued support and confidence in Alico by MetLife. We believe that the RLOC provides us with ample liquidity, should we need it, to manage significant weather events; as well as to ensure that we have time and capital to realize the long-term highest and best use of our real estate assets.
We are continuing to evaluate all of our properties to enhance and build value for our stockholders. The multi-year entitlement process which we began in 2023 for our 4,500-acre grove near Fort Myers, in Collier County is proceeding well under the leadership of our Executive Vice President of Real Estate. While there is considerable work yet to be done, the Company has made significant progress including, but not limited to, the completion of environmental assessments, the development of conservation strategies, the preparation of market assessments to facilitate planning and beginning to conduct selective stakeholder outreach efforts.
In addition, other real estate properties in Polk, Highlands and Hendry County are also being considered for potential transactions. The Company remains committed to considering all options for the most profitable use of all the land in our portfolio.
Other Corporate Financial Information
General and administrative expense for the year ended September 30, 2024 was $11.1 million, compared to $10.6 million for the year ended September 30, 2023. The increase was principally attributable to an increase in personnel costs, partially offset by lower depreciation, legal and professional fees due to the dismissal of the shareholder litigation in 2023 and lower insurance costs, as compared to the same period last year.
Other income, net, for the years ended September 30, 2024 and 2023 was $78.4 million and $6.7 million, respectively. The increase in other income, net was primarily due to an increase in land sales (including 17,229 acres of the Alico Ranch to the State of Florida for approximately $77.6 million in gross proceeds) during the year ended September 30, 2024, compared to $11.5 million for the prior year period.

Dividend
On October 11, 2024, the Company paid a fourth quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of September 27, 2024.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $30.0 million at September 30, 2024, representing a 3.81 to 1.00 current ratio.
•The Company maintains a solid debt to total assets ratio. At September 30, 2024 and 2023, the ratios were 0.23 to 1.00 and 0.30 to 1.00, respectively.
•Available borrowings under our line of credit was approximately $86.6 million, at September 30, 2024.

About Alico
Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding expectations regarding prices and the results of our 2024-2025 harvest, business strategy, plans and objectives of management for future operations, the impact of OTC injections, or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “will,” “should,” “expects,” “plans,” ,”hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms, particularly because our citrus groves are geographically concentrated in Florida; damage and loss from disease including, but not limited to, citrus greening and citrus canker; any adverse event affecting our citrus business; our ability to effectively perform grove management services, or to effectively manage an expanded portfolio of groves; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties for a significant portion of our business; our ability to successfully develop and execute our strategic growth initiatives and whether they adequately address the challenges or opportunities we face; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the result of any significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; ESG issues, including those related to climate change, our workforce and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting; macroeconomic conditions, such as rising inflation, the deadly conflicts in Ukraine and Israel, and pandemics or health crises; system security risks, data protection breaches, cybersecurity incidents and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023, our Annual Report on Form 10-K for the year ended September 30, 2024 to be filed with the SEC and in our Quarterly Reports on Form 10-Q filed with the SEC. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
Investor Relations
(239) 226-2060
InvestorRelations@alicoinc.com
Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,150	$1,062
Accounts receivable, net	771	712
Inventories	30,084	52,481
Income tax receivable	1,958	1,200
Assets held for sale	3,106	1,632
Prepaid expenses and other current assets	1,558	1,718
Total current assets	40,627	58,805
Restricted cash	248	2,630
Property and equipment, net	352,733	361,849
Goodwill	2,246	2,246
Other non-current assets	2,865	2,823
Total assets	$398,719	$428,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,362	$6,311
Accrued liabilities	5,366	5,363
Current portion of long-term debt	1,410	2,566
Other current liabilities	513	825
Total current liabilities	10,651	15,065
Long-term debt, net	82,313	101,410
Lines of credit	8,394	24,722
Deferred income tax liabilities, net	40,873	36,410
Other liabilities	193	369
Total liabilities	142,424	177,976
Commitments and Contingencies (Note 14)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,628,639 and 7,610,551 shares outstanding at September 30, 2024 and September 30, 2023, respectively	8,416	8,416
Additional paid in capital	20,184	20,045
Treasury stock, at cost, 787,506 and 806,341 shares held at September 30, 2024 and September 30, 2023, respectively	(26,694)	(27,274)
Retained earnings	249,253	243,804
Total Alico stockholders’ equity	251,159	244,991
Noncontrolling interest	5,136	5,386
Total stockholders’ equity	256,295	250,377
Total liabilities and stockholders’ equity	$398,719	$428,353

ALICO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended September 30,
	2024	2023
Operating revenues:
Alico Citrus	$45,059	$38,145
Land Management and Other Operations	1,584	1,701
Total operating revenues	46,643	39,846
Operating expenses:
Alico Citrus	102,628	32,959
Land Management and Other Operations	398	441
Total operating expenses	103,026	33,400
Gross (loss) profit	(56,383)	6,446
General and administrative expenses	11,071	10,643
Loss from operations	(67,454)	(4,197)
Other income (expense), net:
Interest income	385	58
Interest expense	(3,538)	(4,911)
Gain on sale of property & equipment	81,559	11,509
Total other income, net	78,406	6,656
Income before income taxes	10,952	2,459
Income tax provision	4,597	801
Net income	6,355	1,658
Net loss attributable to noncontrolling interests	618	177
Net income attributable to Alico, Inc. common stockholders	$6,973	$1,835
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.91	$0.24
Diluted	$0.91	$0.24
Weighted-average number of common shares outstanding:
Basic	7,622	7,602
Diluted	7,622	7,602

Cash dividends declared per common share	$0.20	$0.20

ALICO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended September 30,
	2024	2023
Net cash (used in) provided by operating activities:
Net income	$6,355	$1,658
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	15,010	15,487
Debt issue costs expense	209	141
Deferred income tax provision (benefit)	4,463	821
Gain on sale of property and equipment	(81,559)	(11,509)
Inventory net realizable value adjustment	48,099	1,616
Loss on disposal of property and equipment	6,990	9,624
Stock-based compensation expense	719	935
Other, net	59	(2)
Changes in operating assets and liabilities:
Accounts receivable	(59)	(388)
Inventories	(26,258)	(26,415)
Prepaid expenses	160	(294)
Income tax receivable	(758)	(84)
Other assets	(142)	235
Accounts payable and accrued liabilities	(3,369)	2,420
Other liabilities	(416)	(499)
Net cash used in operating activities	(30,497)	(6,254)

Cash flows from investing activities:
Purchases of property and equipment	(17,871)	(16,656)
Acquisition of citrus groves	—	(77)
Proceeds from sale of property and equipment	86,444	11,359
Proceeds from property and casualty insurance	—	839
Other, net	(395)	412
Net cash provided by (used in) investing activities	68,178	(4,123)

Cash flows from financing activities:
Repayments on revolving lines of credit	(53,262)	(59,458)
Borrowings on revolving lines of credit	36,934	79,252
Principal payments on term loans	(20,491)	(2,098)
Capital contribution received from noncontrolling interest	368	441
Dividends paid	(1,524)	(4,933)
Net cash (used in) provided by financing activities	(37,975)	13,204

Net (decrease) increase in cash and cash equivalents and restricted cash	(294)	2,827
Cash and cash equivalents and restricted cash at beginning of the period	3,692	865

Cash and cash equivalents and restricted cash at end of the period	$3,398	$3,692

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$3,848	$4,433
Cash paid for income taxes, net of refunds	$890	$—

Supplemental disclosure of non-cash investing and financing activities:
Dividends declared but unpaid	$381	$381

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash and cash equivalents.

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023

Net {loss) income attributable to Alico, Inc. common stockholders	$(18,124)	$940	$6,973	$1,835
Interest expense, net	602	1,235	3,153	4,853
Income tax provision	(5,124)	495	4,597	801
Depreciation, depletion and amortization	3,693	3,802	15,010	15,487
EBITDA	(18,953)	6,472	29,733	22,976
Non-GAAP Adjustments:
Inventory net realizable value adjustment	19,550	—	48,099	1,616
Employee stock compensation expense (1)	57	66	226	347
Federal relief - Hurricane Irma	—	—	—	(1,315)
Insurance proceeds - Hurricane Ian	—	(5,987)	(299)	(28,228)
Gain on sale of property and equipment	(39)	(4,141)	(81,559)	(11,509)
Adjusted EBITDA	$615	$(3,590)	$(3,800)	$(16,113)

(1) Includes stock compensation expense for current executives, senior management and other employees.

Net Debt

(in thousands)
	Years Ended September 30,
	2024	2023
Current portion of long-term debt	$1,410	$2,566
Long-term debt, net	82,313	101,410
Lines of credit	8,394	24,722
Total Debt	92,117	128,698
Less: Cash	(3,150)	(1,062)
Net Debt	$88,967	$127,636

Source: Alico, Inc.